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                                                        [LOGO] STAAR(R) SURGICAL


     STAAR Surgical Company Announces Settlement of Disputes with Canon Inc. and Canon Sales Co., Inc. and New Agreement for STAAR's ICL and Other
                    Innovative Products in the Asian Market

MONROVIA, Calif., Oct. 10 /PRNewswire/ -- STAAR Surgical Company (Nasdaq: STAA)
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today announced that it has executed an agreement with Canon Inc. and Canon
Sales Co., Inc. of Japan resolving all claims between the parties and reaffirming the partnering arrangement to manufacture and distribute ophthalmic products based on STAAR's technology by their joint venture company, Canon STAAR Co., Inc.

The agreement settles the Federal lawsuit previously filed by STAAR in the U.S. District Court and the parties' respective claims previously filed with the Japanese Commercial Arbitration Association. The parties have already commenced the necessary procedures for dismissals of the Federal lawsuit and the claims with the arbitration. The settlement does not include claims that may be made by the parties against John Wolf, STAAR's former president.

David Bailey, President and Chief Executive Officer said, "I have put considerable effort into rebuilding the relationship with this joint venture because I believe Canon STAAR is the best partner to work with in the Japan and Asia markets. It was my clear preference to resolve the differences of the past and move forward positively in Japan. For this reason, I made a number of trips to Tokyo. I was resolved to come to an agreement that would benefit our shareholders, as well as the interests of Canon STAAR. I believe we have met those objectives and I am delighted with the outcome."

The settlement eliminates monetary liability for STAAR, while allowing Canon STAAR Co., Inc. to immediately start developing and manufacturing new products, taking advantage of STAAR's technology in Japan and the rest of the Asian market. In addition, STAAR agreed to promptly transfer its new technology and steadily and continuously supply the raw materials to Canon STAAR.

"Japan and Asia are among the largest ophthalmic markets in the world," Bailey commented. "The joint venture's distribution partner, Canon Sales Co., Inc. has an established network in these high potential markets along with extensive experience. I look forward to working with our partners in Japan and to a long-lasting relationship that will benefit our shareholders as well as Canon Sales."

The Company also announced that it has received the payment of a back dividend from Canon STAAR of approximately $300,000. The dividend payment was booked in the Company's third quarter.

Founded in 1982, STAAR Surgical Company develops, manufactures and globally distributes medical devices for use in refractive, cataract and glaucoma surgery. The Company's five product lines include silicone and Collamer(TM) foldable intraocular lenses and the Sonic WAVE(TM) phacoemulsification system, all of which are used during cataract surgery, the ICL(TM) (implantable contact lens) that is a refractive lens for the treatment of near- and far-sightedness and the AquaFlow(TM) collagen glaucoma drainage device. Regulatory approvals vary from market to market with all products available in Europe and all except the ICL(TM) in the United States.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on expectations as of the date of a particular release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those detailed from time to time in STAAR Surgical Company's reports filed with the Securities and Exchange Commission.

For additional information, about STAAR Surgical Company, visit the Company's web site at http://www.STAAR.com or www.irbyctc.com. You may wish to contact David Bailey, President, STAAR Surgical, or John Santos, Chief Financial Officer, STAAR Surgical, at (626) 303-7902. To contact Bill Roberts, President, CTC, Inc., or Wayne Buckout, CTC Inc., please call (937) 434-2700.

/CONTACT: David Bailey, President, or John Santos, Chief Financial Officer of STAAR Surgical, +1-626-303-7902; or Bill Roberts, President, or Wayne Buckout of CTC Inc., +1-937-434-2700/